Exhibit 10.18(e)

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange

Commission. Confidential treatment has been requested with respect to the omitted portions.

FOURTH AMENDMENT TO FOUNDRY AGREEMENT

Spansion and SMIC

Amendment	This fourth amendment (the “Fourth Amendment”) to the Foundry Agreement dated August 31, 2007, and as amended (the “Agreement”), is entered into between Spansion LLC (“Spansion”) and Semiconductor Manufacturing International Corporation (“SMIC”), on behalf of themselves and their Affiliates, including without limitation the Facilities. In consideration of the promises and mutual covenants of the parties, it is agreed that the Agreement shall be modified to include the following terms:

Fourth Amendment Effective Date	December 23, 2011

Form of assistance	Amendment to the terms and conditions of (1) the prepayment set forth in the Second Amendment to Foundry Agreement dated December 14, 2011 (the “First Prepayment”), (2) the prepayment set forth in the Amendment to Foundry Agreement dated May 16, 2011 (the “Second Prepayment”), and (3) miscellaneous other terms and conditions of the Agreement as set forth below.

Amendment to First Prepayment	Prepayment Terms. As of the Fourth Amendment Effective Date, USD [*] on each Contract Wafer shipped by SMIC to Spansion will be deducted from the remaining portion of the First Prepayment amount of USD$20,000,000 until the remaining prepayment credits are used up.

Amendment to Second Prepayment

As of the Fourth Amendment Effective Date, the terms and conditions of the Second Prepayment are amended, as follows:

•     Prepayment Amount. The amount of the Second Prepayment is reduced from USD $50,000,000 to USD $35,000,000 “Reduced Second Prepayment Amount”) by eliminating Spansion’s obligation to prepay USD $15,000,000 in February 2012;

•     Prepayment Terms. The term over which the Second Prepayment shall be applied to Contract Wafers is extended through [*]. Prepayment credits shall be deducted from the remaining portion of the Reduced Second Prepayment as follows:

•     Through December 31, 2013, (1) if the total number of Contract Wafers shipped by SMIC to Spansion in a calendar month is [*] or less, there shall be no deduction for any of the Contract Wafers, and (2) if the total number of Contract Wafers shipped by SMIC to Spansion in a calendar month is greater than [*], there shall be (a) a deduction of USD [*] on each 65nm and 45nm Contract Wafer and (b) a deduction of USD *] on each 90nm Contract Wafer;

•     After December 31, 2013 and through [*], there shall be (a) a deduction of USD[*] on each 65nm and 45nm Contract Wafer and (b) a deduction of USD[*] on each 90nm Contract Wafer.

•     In the event that the prepayment credits are not used up by [*], due to WXIC not providing sufficient capacity or any other reason beyond Spansion’s reasonable control, then SMIC will return the remaining balance to Spansion in full by within sixty (60) days of that date. If Spansion fails to draw down the entire Reduced Second Prepayment Amount by [*] due to reasons solely within its reasonable control, the balance is forgiven by Spansion.

• Cost of Capital Compensation. The paragraph of this section regarding SMIC’s obligation to compensate
Spansion for the cost of the Second Prepayment by paying Spansion the equivalent of [*] of the balance remaining of the Prepayment Amount is deleted in its entirety.

•     Other Terms of the Prepayment:

•     The 10% penalty set forth in the first paragraph of this section shall be equal to USD $3,500,000.00 in order to reflect the Reduced Second Prepayment Amount of USD $35,000,000.

•     The final of paragraph of this section regarding Spansion’s minimum orders in 2015 is deleted in its entirety.

Amendment to SMIC Minimum Capacity

As of the Fourth Amendment Effective Date, SMIC shall provide the following minimum Contract Wafer delivery capacity to Spansion for 65nm and 45nm NOR production material:

•     Q1’12: [*]

•     Q2’12: [*]

•     Q3’12: [*]

•     Q4’12: [*]

•     2013: [*]

•     2014: [*]

•     2015: [*]

•     [*]

Change Order Penalty	Beginning for the calendar year 2012, if Spansion fails to order [*] Contract Wafers in a calendar year, Spansion shall pay SMIC an Underloading Penalty for that calendar year calculated at a rate of (1) USD [*] for each Contract Wafer less than [*] Contract Wafers for up to the first [*] Contract Wafers and (2) USD [*] for each additional Contract Wafer Spansion failed to order in that calendar year thereafter. No later than December 31, 2011, Spansion shall pay SMIC a non-refundable payment of USD [*], which includes a one time Underloading Penalty of [*] for [*], which SMIC shall apply as a credit to any future Underloading Penalty incurred by Spansion under the Agreement. The above penalties will apply to the following future wafer minimum wafer purchases: for 2013/2014/2015/[*], the [*] for each Contract Wafer applies to the first [*] wafers underloaded, and thereafter [*] for each Contract Wafer Spansion fails to order.

Scrap Limit	As of the Fourth Amendment Effective Date, the low yield scrap limit is [*].

Miscellaneous	Unless otherwise defined herein, capitalized terms used in this Fourth Amendment shall have the same meaning as those set forth in the Agreement. The parties agree that except as amended in the manner specified above, all remaining provisions of the Agreement shall continue in full force and effect and shall apply to this Amendment. This Amendment may be signed in multiple counterparts, each of which shall constitute a signed original. Once fully signed, any facsimile or electronic image of the Amendment shall be valid and acceptable for all purposes as if it were the original.

Acknowledged and agreed

Spansion LLC	Semiconductor Manufacturing International Corporation

/s/ Randy W. Furr	/s/ Ty Chiu

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange

Commission. Confidential treatment has been requested with respect to the omitted portions.

Name:	Randy W. Furr	Name:	TY Chiu

Title:	EVP & CFO	Title:	Chief Executive Officer

Date:	23/Dec/2011	Date:	Dec. 24, 2011

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange

Commission. Confidential treatment has been requested with respect to the omitted portions.

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